Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, is made as of the Start Date (as defined below), by and between BIONIK LABORATORIES CORP., a Delaware corporation (hereinafter referred to as the “Company”), and Loren Wass (hereinafter referred to as the “Employee”).

RECITALS

WHEREAS, the Company, directly or through its subsidiaries, is engaged in the business of medical device research, development and production; and

WHEREAS, the Company and the Employee have agreed to enter into an employment relationship upon the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the parties agree as follows:

ARTICLE 1- EMPLOYMENT AND DUTIES

1.1       Appointment. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ the employee, and the Employee hereby accepts employment, in the position of Chief Commercialization Officer of the Company (the “Position”), effective on the first day of employment with the Company, expected to be September 3rd, 2019, unless otherwise mutually agreed between the Company and the Employee (the “Start Date”); provided that this Agreement shall not be binding on the Company until the Employee gives official notice of resignation to his previous employer and informs the Company of such resignation and the proposed Start Date.

1.2       Term. The Employee shall be employed until terminated pursuant to the termination provisions set out in Article 4 and Article 5 of this Agreement and to any amendments as may from time to time be agreed to in writing by the Employee and the Company (the “Term”).

1.3       Reporting and Duties. The Employee shall report to the Chief Executive Officer of the Company. The Employee shall be responsible for (a) the preparation and implementation of the global marketing and commercialization strategy for the Company and each of the Company’s products already in market and those planned products under development, which includes go to market strategy and reimbursement strategy for each geography, (b) delivering commercial sales in accordance with the Company’s budget, (c) support any and all partnering efforts associated with the Company’s existing and planned products and (d) perform all of the normal and customary duties, responsibilities and authorities customarily accorded to, and expected of the Position, including those duties, responsibilities and authorities as may be reasonably designated by the Chief Executive Officer of the Company or the Board from time to time (collectively, the “Duties”). Services performed pursuant to this Agreement shall be performed at the Company’s U.S. headquarters in Boston, Massachusetts, or such place(s) as shall be mutually agreeable to the Company and Employee. The Employee understands and agrees that the Position requires travel to the Company’s chief executive offices in Toronto, Canada from time to time, as well as other destinations, to fulfill the Duties (expected travel 50% of the time). The Employee agrees to comply with all applicable policies and rules of Company.

During the Term, the Employee shall faithfully and honestly serve the Company and devote no less than full-time service to the business and affairs of the Company or, where applicable, any subsidiary or other affiliate of the Company (individually a “Subsidiary” and collectively, the “Subsidiaries”), including the Employee’s role in the Position and the Duties. The Employee shall use his best efforts to promote the interests of the Company and its Subsidiaries. Notwithstanding the foregoing or anything else to the contrary herein, nothing in this Agreement shall preclude the Employee from:

(a)       engaging in charitable, education, communal or recreational activities; or

(b)       engaging in another business enterprise as a passive investor; provided that in no event shall the Employee own more than 4.9% of any other business enterprise and further provided that no such business enterprise shall be a competitor of the Company or its Subsidiaries.

However, the engagements described in 1.3(a) – (b) above shall only be permissible so long as they do not result in a contravention of Article 3 hereof, or impair the ability of the Employee to discharge his duties to the Company hereunder.

In addition, the Employee shall truly and faithfully account for and deliver to the Company and its Subsidiaries, all money, securities and things of value belonging to the Company or the Subsidiaries which the Employee may from time to time receive for, from or on account of the Company or the Subsidiaries.

ARTICLE 2 - COMPENSATION

2.1       Base Salary. The Employee will receive an annual base salary of Two Hundred Fifty Thousand Dollars ($250,000 USD), payable in accordance with the Company’s standard payroll practices in effect from time to time, and subject to applicable statutory deductions and withholding required by law (“Base Salary”). The Employee’s Base Salary will be reviewed on an annual basis to determine potential increases, if any, based on the Employee’s performance and that of the Company.

2.2       Incentive Compensation. The Employee will be entitled to participate in the Company’s 2014 Equity Incentive Plan or such other incentive plan or arrangement adopted by the Company and applicable to Employee (the “Plan”) based on the terms of the Plan. Subject to the immediately following sentence, the Employee shall be granted options to purchase an aggregate of 5,000 shares of the Company’s common stock, at an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant, and which shall vest equally over a three (3) year period, with the first 1/3 vesting to occur on the one (1) year anniversary of the Start Date. The granting of any options or other equity compensation is conditional on the written approval of the Board, and subject to any applicable stockholder approval, and the Company reserves the right to alter, amend, replace or discontinue the Plan or any other plan at any time, with or without notice to the Employee.

2.3       Bonus. The Employee may be entitled to earn an annual bonus of up to 40% of Base Salary, payable based on the Employee’s and the Company’s performance in the previous fiscal year (“Bonus”). The Bonus will be determined based on the achievement of the Employee’s objectives that will be agreed to with the CEO for each particular fiscal year (the “Achievements”), and shall be paid to Employee within the earlier of 90 days after the close of each fiscal year and the completion of the company audit. The Employee must be employed for the entire fiscal year to be eligible for a Bonus for that year. Notwithstanding anything herein to the contrary, the Company may extend the payment date for the Bonus for up to 60 days, if the Company in its discretion determines it to be in the Company’s best interests to do so. The Achievements for the partial fiscal year ending March 31, 2020 shall be determined in good faith and agreed to in writing by the Employee and the Company within 14 days after the date of this Agreement, and shall be pro rata based on the Start Date.

2.4       Benefits. The Employee shall be entitled to participate in all of the Company’s (or applicable Subsidiary’s) benefit plans generally available to its employees from time to time in accordance with the terms thereof. The Employee’s participation in such plans shall become fully effective as of the commencement of his employment hereunder pursuant to the terms of such plans. The Company reserves the right to alter, amend, replace or discontinue the benefit plans it makes available to its employees at any time, with or without notice.

2.5       Vacation. The Employee shall be entitled to four (4) weeks of paid vacation per calendar year. Such vacation shall be taken at a time or times acceptable to the Company. The Employee shall be allowed to carry forward any unused vacation into the next calendar year for up to one (1) month.

2.6       Expense Reimbursement. The Employee shall be reimbursed for all reasonable expenses actually and properly incurred by him in connection with the performance of his duties hereunder. The Employee shall submit to the Company written, itemized expense accounts, together with supporting invoices, acceptable to the Company and such other additional substantiation and justification as the Company may reasonably request within sixty (60) days after the expenses have been incurred.

ARTICLE 3- COVENANTS

3.1       No Restrictions on Employee’s Employment. The Employee acknowledges and affirms that he is not a party to any agreement or understanding that would conflict or interfere with, or prevent or limit him from being employed by or perform services for the Company.

3.2       Confidential Information. The Employee hereby acknowledges that, by reason of his employment with the Company, he has and will acquire information about matters and things which are confidential to the Company and/or the Subsidiaries (the “Confidential Information”), and which Confidential Information is the exclusive property of the Company and/or the Subsidiaries, respectively. The Confidential Information includes, without limitation, information concerning the Company’s and the Subsidiaries’ strategic plans, product research and development plans, details and results, trade secrets, supplier lists, data, work product developed by or for the Company or the Subsidiaries, and all other data and information concerning the business and affairs of the Company and the Subsidiaries. Notwithstanding anything to the contrary contained herein, for the purposes hereof, Confidential Information shall not include:

(a)       information that is generally available to and known by the public at the time of disclosure to the Employee, provided that such disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee's behalf; or

(b)       information which the Employee is required to disclose pursuant to applicable law, policies or due processes of applicable regulatory bodies or legal or regulatory proceedings; provided that the Employee provides the Company with prompt notice of same and assists the Company in seeking to prevent or limit such requirement.

The Employee agrees that during the Term and at all times thereafter, he shall not for any reason (except in the performance of his responsibilities for the Company) directly or indirectly, (i) use for his own benefit or for the benefit of others, (ii) disseminate, publish or disclose, or (iii) authorize or permit the use, dissemination or disclosure by any person, firm or entity, any Confidential Information without the express written consent of the Board. Upon termination of the Employee’s employment or this Agreement, or at any time at the request of the Company for any reason, the Employee agrees to return to the Company (or, in the case of electronic items, permanently delete) all documents, records, storage, data, samples, and other property of the Company and its Subsidiaries, together with all copies thereof which contain or incorporate any Confidential Information.

Under the federal Defend Trade Secrets Act of 2016, the Employee shall not be held criminally or civilly liable under and federal or state trade secret law for the disclosure of a trade secret that:  (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to the Employee’s attorney in relation to a lawsuit for retaliation against the Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

3.3       Intellectual Property, Inventions and Patents. As part of the consideration for this Agreement and for his employment by the Company, subject to the provisions of this Agreement, the Employee hereby assigns to the Company, as and when same arise, his entire right, title and interest, including all intellectual property rights and trade secret rights, in and to any and all work product that is conceived, created, developed or otherwise generated by the Employee from time to time that relates to the business of the Company or the Subsidiaries, including but not limited to all inventions, research, designs, trade secrets, improvements, plans, specifications and documentation (collectively, “Work Product”), all of which shall be deemed a work for hire for the Company under the U.S. Copyright Act to the fullest extent permitted under the law. The Employee further agrees that he will promptly, fully disclose to the Company all such Work Product and will, at any time from the date hereof, including during and after his employment with the Company, at the Company’s expense, render to the Company or the Subsidiaries such cooperation and assistance as the Company or the Subsidiaries may deem advisable in order to obtain copyright, patent, trademark or industrial design registrations as the case may be on, or otherwise vest, perfect or defend the Company’s or the Subsidiaries’ rights with respect to, any or all Work Product. Such cooperation and assistance shall include, but is not limited to, the execution of any and all applications for copyright, patent, trademark or industrial design registrations, assignments of copyrights and other instruments in writing which the Company and the Subsidiaries may deem necessary or desirable. The Employee hereby irrevocably waives all of his moral rights in the Work Product in favor of the Company and its Subsidiaries and their respective successors, assignees and licensees.

The Employee shall take all precautions to maintain and protect the legal rights of the Company and its Subsidiaries in the Work Product, and to maintain the confidentiality of trade secrets included in the Work Product in accordance with Section 3.1 hereof. For certainty, no license to the Work Product is granted to the Employee, except to the extent required for the performance of his responsibilities under this Agreement.

The Employee irrevocably appoints any other officer of the Company or the Subsidiaries from time to time to be his attorney, with full power of substitution, to do on the behalf of the Employee anything that the Employee can lawfully do by an attorney to do all acts and things in relation to ownership of the Work Product which the Company or the Subsidiaries shall deem desirable, and to do, sign and execute all documents, conveyances, deeds, assignments, transfers, assurances and other instruments which may reasonably be necessary or desirable for the purpose of registering, vesting, perfecting; defending, assigning or otherwise dealing with the Work Product. Such power of attorney is given for valuable consideration acknowledged by the Employee to be coupled with an interest, shall not be revoked by the bankruptcy or insolvency of the Company or the Subsidiaries, and may be exercised by the officers of any successor or assign of the Company or the Subsidiaries.

The Employee hereby covenants that the Work Product will not violate or infringe any intellectual property rights of any third party or constitute an unauthorized use of confidential or proprietary information of any third party.

All of the aforesaid covenants in this Section shall be binding on the assigns, executors, administrators and other legal representatives of the Employee.

3.4       Non-Solicitation of Employees. The Employee shall not, during the period from the date hereof to that date which is one (1) year following the termination of this Agreement or the Employee’s employment, for any reason, directly or indirectly, hire any employees or consultants of the Company or Subsidiaries, or induce or attempt to induce, solicit or attempt to solicit, any of the employees or consultants of the Company or Subsidiaries to leave their employment or engagement with the Company.

3.5       Non-Solicitation of Customers and Suppliers. The Employee shall not, during the period from the date hereof to that date which is one (1) year following the termination of this Agreement or the termination of the Employee’s employment, for any reason, directly or indirectly, without the prior written consent of the Company, solicit or attempt to solicit any customers of the Company or the Subsidiaries with whom the Employee had contact or material knowledge of, for the purpose of selling to those customers any products or services which are the same as or substantially similar to or in any way competitive with the products or services sold by the Company or the Subsidiaries at the time of termination of this Agreement. The Employee shall not, during the period from the date hereof to that date which is one (1) year following the termination of this Agreement or the termination of the Employee’s employment, for any reason, directly or indirectly, without the prior written consent of the Company, solicit or attempt to solicit any suppliers of the Company or the Subsidiaries with whom the Employee had contact with or material knowledge of, for the purpose of diverting or attempting to divert business away from the Company or the Subsidiaries.

3.6       Non-Competition. The Employee shall not, at any time during the period from the date hereof to that date which is one (1) year following the date of termination of this Agreement or the Employee’s employment, engage in the commercialization of medical devices similar to those, or devices that are in any way competitive with the products or services, developed, being developed, commercialized and/or sold by the Company or the Subsidiaries during the term of this Agreement and at the time of the termination of this Agreement (“Competitive Activity”). The Employee may not engage in such Competitive Activity either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, consultant, shareholder (other than a holding of shares listed on a United States stock exchange that does not exceed five percent (5%) of the outstanding shares so listed) or in any other manner whatsoever, nor shall the Employee lend money to, guarantee the debts or obligations of or permit his name or any part thereof to be used or employed by any person engaged in a similar business to the Company or the Subsidiaries. The Company shall have the option to elect whether to enforce this Section 3.6. If the Company elects to enforce this Section 3.6, it shall continue to pay the Employee’s base salary (at the rate at which it was paying the Employee’s base salary on the date of termination) for as long as it wishes to enforce this Section 3.6, up to one (1) year following termination of employment. The Company’s payment obligation pursuant to this Section 3.6 shall apply regardless of the circumstances or reasons leading to the termination of the Employee’s employment. If the Company fails to continue the Employee’s base salary pursuant to the terms of this Section 3.6, the Employee’s restrictions set forth in this Section 3.6 shall be void thereafter.

3.7       Disparaging Comments. The Employee agrees not to make critical, negative or disparaging remarks about the Company or its management, business or employment practices; provided that nothing in this paragraph shall be deemed to prevent the Employee from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process, or to enforce this Agreement. The Company agrees to direct its officers and directors not to make critical, negative or disparaging remarks about the Employee; provided that nothing in this paragraph shall be deemed to prevent the Company or its officers or directors from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process, or to enforce this Agreement.

3.8       Acknowledgement, Waiver and Enforcement. The Employee confirms that the restrictions contained in this Article 3 are reasonable and valid to protect the legitimate business interests of the Company and the Subsidiaries, including its business plans and marketing and commercialization strategies. The Employee hereby agrees and acknowledges that compliance with the Covenants set forth in this Agreement are necessary to protect the business and goodwill of the Company, that it would be extremely difficult to measure the damages that might result from any breach of any of the covenants of the Employee contained herein, and that any breach of any of the covenants of the Employee might result in irreparable injury to the business for which monetary damages could not adequately compensate. If a breach of any of the covenants of the Employee occurs, the Company shall be entitled, in addition to any other rights or remedies the Company may have at law or in equity, (i) to have injunctions (both preliminary and permanent) issued by any competent court (without the need to post a bond) enjoining and restricting the Employee and all other parties involved therein from continuing such breach, and (ii) to recovery of all reasonable sums and costs, including attorneys’ fees, incurred by the Company to enforce these provisions.

3.9       Notwithstanding anything to the contrary herein, if any applicable law or governmental entity shall reduce the time period or scope during which the Employee shall be prohibited from engaging in any competitive or soliciting activity described in this Article 3, the period of time or scope, as the case may be, for which the Employee shall be prohibited shall be reduced to the maximum time or scope permitted by law.

3.10     Survival and Enforceability. It is expressly agreed by the parties hereto that the provisions of this Article 3 shall survive the termination of this Agreement and the Employee’s employment.

ARTICLE 4 – DEATH; DISABILITY

4.1       Death. If the Employee dies while employed under this Agreement, this Agreement shall terminate immediately and the Company shall pay to the Employee’s estate, any earned Base Salary, accrued vacation, if any, that is unpaid up to the date of his death.

4.2       Termination by Disability. The Company may terminate this Agreement as a result of any mental or physical disability or illness which results in (a) the Employee being unable to substantially perform his duties for a continuous period of 150 days or for periods aggregating 180 days within any period of 365 days or (b) the Employee being subject to a permanent or indefinite inability to perform essential functions based on the opinion of a qualified medical provider chosen by the Company. Termination will be effective on the date designated by the Company, and the Employee will be paid his annual Base Salary, accrued vacation, if any, and benefits as set out in Section 2.4 through the date of termination.

ARTICLE 5 - TERMINATION OF EMPLOYMENT

5.1       Termination by Company for Cause. The Company may terminate this Agreement for cause at any time without any prior notice. The Employee will be provided with any unpaid, earned Base Salary incurred up to the date of termination. For the purposes of this Agreement, “cause” shall mean any of:

(a)       a material breach by the Employee of the terms of this Agreement;

(b)       a conviction of or plea of guilty or nolo contendere to any felony or any other crime involving dishonesty or moral turpitude;

(c)       the commission of any act of fraud or dishonesty, or theft of or intentional damage to the property of the Company;

(d)       willful or intentional breach of the Employee’s fiduciary duties to the Company;

(e)       the violation of a material policy of the Company as in effect from time to time; or

(f)       any act or conduct that would constitute cause at common law.

5.2       Termination by Company for Other than Cause. The Company may terminate this Agreement and the Employee’s employment, for any reason without cause and provided that the Employee executes a general release to be provided to the Company in form and substance acceptable to the Company, the Company shall pay to the Employee an amount equal to two (2) months’ base salary in accordance with the Company’s normal payroll schedule plus accrued unused vacation, if any.

5.3       Termination by Employee. The Employee may terminate this Agreement and his employment at any time, for any reason, provided that the Employee provides the Company with thirty (30) days’ prior written notice. The Employee agrees to use his best effort to assist the Company to complete an effective reallocation of his responsibilities upon the giving of such notice. In case of Good Reason (as defined below), the Company shall pay to the Employee: (i) the Severance; and (ii) accrued vacation time if any; provided that the Company shall not be required to pay the Severance in the event the Company elects to enforce Section 3.6, and continues paying Employee’s salary pursuant to Section 3.6 in an amount no less than the Severance amount. For purposes of this Employment Agreement, “Good Reason” shall mean any of:

(1)	A material diminution in the Employee's base compensation;

(2)	A material diminution in the Employee's authority, duties, or responsibilities; or

(3)	Any other action or inaction that constitutes a material breach by the Company of this Employment Agreement.

For Good Reason to exist, the Employee must provide notice to the Company of the existence of any of the foregoing conditions within ninety (90) days of the initial existence of the condition, and the Company shall upon such notice have a period of forty-five (45) days during which it may remedy the condition (and upon such remedy Good Reason shall be deemed not to have existed).

5.4       Limitation of Liability. The Employee acknowledges, understands and agrees that the payments and other benefits provided for in this Article 5 represent the Company’s maximum termination and severance obligations to the Employee. No other notice or severance entitlements shall apply. This provision shall remain in full force and effect unamended, notwithstanding any other alterations to the terms and conditions of the Employee’s employment, unless agreed to by the Company in writing. The Employee also acknowledges, understands and agrees that any such payment by the Company to the Employee on termination of the Employee’s employment shall not prevent the Company from alleging cause for the termination.

5.5       Effect of Termination. Upon any termination of this Agreement, the Employee shall immediately deliver or cause to be delivered to the Company all Confidential Information and Company property which are in the possession, charge, control or custody of the Employee.

ARTICLE 6 - GENERAL

6.1       Release. Upon any termination of this Agreement or the Employee’s employment, the Employee agrees to release the Company, the Subsidiaries, and all officers, directors and employees of the Company or the Subsidiaries from all actions, causes of action, claims or demands as a result of such termination, except as otherwise expressly provided in this Agreement. Upon compliance with the applicable termination provisions of this Agreement by the Company, the Employee agrees to deliver to the Company a full and final written release of and from all actions or claims in connection with this Agreement and the Employee’s employment in favor of the Company, the Subsidiaries, and their directors, officers and employees in a form to be provided by the Company.

6.2       Recitals. The parties agree that the Recitals set out herein are true and accurate and shall form part of this Agreement.

6.3       Headings. The division of this Agreement into articles and sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.

6.4       Assignment. This Agreement shall be personal as to the Employee and shall not be assignable by the Employee subject to the terms herein. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Employee and the successors and assigns of the Company. The Company may assign this Agreement, in its sole discretion, to any corporate affiliate or Subsidiary of the Company.

6.5       Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto, whether verbal or in writing. There are no other written or verbal representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties.

6.6       Amendments. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

6.7       Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

6.8       Further Acts. The parties shall do all such further acts and things and provide all such assurances and deliver all such documents in writing as may be required, from time to time in order to fully carry out the terms, provisions and intent of this Agreement.

6.9       Notice. Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing by personal delivery, electronic delivery or by registered mail addressed to the recipient as follows:

Bionik Laboratories Corp.

483 Bay Street, N105

Toronto, Ontario M5G 2C9

Telephone: (416) 640-7887

Email: ed@bioniklabs.com

Loren Wass

At the most recent address on file with the Company

Email: lwwass@charter.net

or such other address or number as may be designated by either party to the other in accordance herewith. Any notice given by personal delivery will be conclusively deemed to have been given on the day of actual delivery of the notice and, if given by registered mail, on the third day, other than a Saturday, Sunday or statutory holiday in Ontario, Canada or the Commonwealth of Massachusetts, following the deposit of the notice in the mail. If the party giving any notice knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such notice may not be mailed but must be given by personal delivery. In the case of electronic delivery, on the same day that it was sent if sent on a business day and the acknowledgement of receipt is received by the sender before 5:00 p.m. (in the place of receipt) on such day, and otherwise on the first business day thereafter.

6.10     Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Each of the parties hereto agrees that any action or proceeding related to this Agreement must be brought in any court of competent jurisdiction in the Commonwealth of Massachusetts, and for that purpose hereby submits to the jurisdiction of such Massachusetts court.

6.11     Section 409A. This Agreement is intended to comply with or be exempt from Section 409A of the Code and will be interpreted, administered and operated in a manner consistent with that intent. Notwithstanding anything herein to the contrary, if at the time of the Employee’s separation from service with the Company he is a “specified employee” as defined in Section 409A of the Code (and the regulations thereunder) and any payments or benefits otherwise payable hereunder as a result of such separation from service are subject to Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Employee) until the date that is six months following the Employee’s separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code), and the Company will pay any such delayed amounts in a lump sum at such time. If any other payments of money or other benefits due to the Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to the Employee under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. References to “termination of employment” and similar terms used in this Agreement are intended to refer to “separation from service” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may the Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Any provision in this Agreement providing for any right of offset or set-off by the Company shall not permit any offset or set-off against payments of “non-qualified deferred compensation” for purposes of Section 409A of the Code or other amounts or payments to the extent that such offset or set-off would result in any violation of Section 409A or adverse tax consequences to the Employee under Section 409A.

6.12     Independent Legal Advice. The Employee acknowledges that he has been advised to seek independent legal counsel in respect of the Agreement and the matters contemplated herein, including but not limited to the Covenants in Article 3 hereof. To the extent that he declines to receive independent legal counsel in respect of the Agreement, he waives the right, should a dispute later develop, to rely on his lack of independent legal counsel to avoid his obligations, to seek indulgences from the Company or to otherwise attack the integrity of the Agreement and the provisions thereof, in whole or in part.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first written above.

BIONIK LABORATORIES CORP.

By:	/s/ Eric Dusseux
Name:	Eric Dusseux
Title:	CEO

/s/ Loren Wass
NAME:	Loren Wass